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                                                                    EXHIBIT 12.1

                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                        YEAR ENDED DECEMBER 31,
                                                                       2001          2000         1999          1998         1997
                                                                     --------      --------      -------      --------      -------
Income before extraordinary items                                    $ 77,316      $ 86,814      $59,760      $ 66,475      $31,934
Interest:
    Expense incurred                                                   39,854        38,649       37,282        32,550       20,902
    Amortization of deferred financing costs                            1,404         1,072          992           956        1,057
    Rental fixed charges                                                  291           280          159           133          115
                                                                     --------      --------      -------      --------      -------
    Total                                                            $118,865      $126,815      $98,193      $100,114      $54,008
                                                                     ========      ========      =======      ========      =======

Fixed charges:
    Interest expense                                                 $ 39,854      $ 38,649      $37,282      $ 32,550      $20,902
    Interest capitalized                                               11,080        11,117        7,888         6,143        5,876
    Dividends to preferred unitholders in operating partnership        12,420        12,420        6,698            --           --
    Rental fixed charges                                                  291           280          159           133          115
    Amortization of deferred financing costs                            1,404         1,072          992           956        1,057
                                                                     --------      --------      -------      --------      -------
      Total                                                          $ 65,049      $ 63,538      $53,019      $ 39,782      $27,950
                                                                     ========      ========      =======      ========      =======

Ratio of earnings to fixed charges                                       1.83          1.99         1.85          2.52         1.93
                                                                     ========      ========      =======      ========      =======
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